EXHIBIT 99.1

           Gexa Energy Reports Second Quarter 2004 Earnings

    HOUSTON--(BUSINESS WIRE)--Aug. 11, 2004--Gexa Corp. (Nasdaq:GEXA), a Texas retail electricity provider, reported today that it had filed its Form 10-Q reflecting its second quarter 2004 financial and operational results and reporting another quarter of strong growth.
    During the three and six months ended June 30, 2004, the Company generated revenues of $62,025,000 and $112,538,000 from operations, an increase of approximately 190% and 227%, respectively, from revenues of $21,448,000 and $34,368,000 in the same periods of 2003. Net income before taxes for the three and six months ended June 30, 2004 was $2,498,000 and $6,916,000 compared to a loss of $87,000 and $478,000 for the same periods of 2003. Diluted net income per share for the three and six month periods ending June 30, 2004 was $0.17 and $0.54 per share compared to last year's results for the same periods of diluted losses of $0.01 and $0.04 per share. Income from operations for the three and six months ended June 30, 2004 was $2,409,000 and $5,074,000 compared to losses for the same periods of 2003 of $31,000 and $417,000. EBITDA for the three and six months ended June 30, 2004 was $2,484,000 and $5,208,000 compared to the last year's loss of $3,000 and $367,000 for the same periods. See the table below for the reconciliation of net income to EBITDA.
    As of June 30, 2004, the Company had over 82,000 active customer meters utilizing in excess of 747,000 megawatt hours for the second quarter of 2004 compared to 45,000 active customer meters and 298,000 megawatt hours for the same period of 2003. Our goal is to continue our customer growth at a rate of several thousand customers per month.
    On June 30, 2004, the Company had current assets of $62,189,000, and current liabilities of $51,487,000.
    On August 2, 2004, the Company began trading on the Nasdaq Small Cap Market under the symbol GEXA. Neil Leibman, chairman and CEO, stated, "Our listing is a very significant milestone in the growth of our company. We are confident this listing will expand Gexa's visibility and access to the investment community, including those institutional investors who have expressed interest in purchasing Gexa stock for their portfolio but were previously precluded from buying our stock in the over-the-counter market. We believe the Nasdaq listing should enhance the liquidity of the stock."
    Neil Leibman, chairman and CEO, stated, "We are very pleased with our strong results for the first six months of 2004, and we hope to continue with strong results for the balance of the year. These results demonstrate our commitment to continue to create value for our customers and shareholders."


                              Gexa Corp.
                  Non-GAAP Disclosure Reconciliation
                            (In thousands)

                   Three Months Three Months  Six Months   Six Months
                       Ended        Ended        Ended        Ended
                   June 30,2004 June 30,2003 June 30,2004 June 30,2003

Net Income              $1,659         $(80)      $5,152        $(340)
Interest Expense           188           64          419           71
Interest Income             (2)          (8)          (7)         (10)
Taxes                      839          (32)       1,765         (163)
Preferred Stock
 Dividend                    -           25            -           25
Put Warrant
 Income (1)               (275)           -       (2,255)           -
                   ------------ ------------ ------------ ------------
Income from
 Operations              2,409          (31)       5,074         (417)
                   ------------ ------------ ------------ ------------
Depreciation                75           28          134           50
                   ------------ ------------ ------------ ------------
EBITDA (2)              $2,484          $(3)      $5,208        $(367)
                   ============ ============ ============ ============

(1) SFAS No. 150 requires that warrants issued under a term loan agreement with The Catalyst Fund Ltd. be classified as a liability. The holders of the warrants had the right to force the Company to repurchase the 550,000 common shares at the current market price of the common stock, less the warrant exercise price of $1.00. At June 30, 2004, the Company's stock closed at $4.40 per share. The decrease in the market price from the valuation at March 31, 2004 based on a March 31, 2004 close price of $4.90 per share required the Company to record a decrease in the value of the puttable warrant obligation of $275,000 for the three months ended June 30, 2004 as other financing income in accordance with SFAS No. 150. On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option feature; therefore, the income (expense) effect arising from their existence as described above will no longer be applicable to the Company.

(2) Management believes that earnings before interest, taxes and non-cash items ("EBITDA") is relevant and useful information which is commonly used by analysts, investors and other interested parties. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of our ability to meet our future requirements for debt service, capital expenditures and working capital. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of our profitability or liquidity. EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and, as a result, our measure of earnings before interest, taxes and non-cash items might not be comparable to similarly titled measures used by other companies.


    About Gexa Corp.: Gexa Corp. (dba Gexa Energy) is a Texas-based retail electric provider which entered the market as deregulation began on January 1, 2002. The Company offers residential and commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer-friendly service.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Gexa Corp., Houston
             David Holeman, 713-470-0405
             investors@gexaenergy.com